Atlanta Gas Light
Chattanooga Gas
Elizabethtown Gas
Elkton Gas
Florida City Gas
Nicor Gas Company
Virginia Natural Gas
Sequent Energy Management

AGL Resources Reports Fourth Quarter and Year-End 2012 Earnings

▪	2012 diluted GAAP earnings per share (EPS) of $2.31 versus diluted GAAP EPS of $2.12 in 2011

▪	Adjusted diluted non-GAAP EPS of $2.46 for 2012 compared to $2.92 for same period 2011, excluding Nicor merger-related expenses and additional Nicor Gas PBR litigation accrual

▪	Fourth quarter diluted GAAP EPS of $0.84 versus diluted GAAP EPS of $0.37 in fourth quarter 2011

▪	Adjusted diluted non-GAAP EPS of $0.91 for fourth quarter 2012 compared to $0.94 for fourth quarter 2011, excluding Nicor merger-related expenses and additional PBR accrual

▪	Primary drivers of year-over-year performance for both 2012 and 4Q12 are the addition of Nicor’s businesses in December 2011, warmer-than-normal weather and mark-to-market hedge movements

▪	2012 financial results include twelve months of Nicor’s operations compared to 22 days of financial results included in 2011

▪	Diluted Earnings Per Share for 2013 expected to be in the range of $2.50 - $2.70; Excluding wholesale services segment, 2013 diluted EPS expected to be $2.40-$2.50

ATLANTA, February 6, 2013 -- AGL Resources Inc. (NYSE: GAS) today reported 2012 net income of $271 million, or $2.32 per basic and $2.31 per diluted share, compared to net income of $172 million, or $2.14 per basic share and $2.12 per diluted share, reported in 2011. Excluding Nicor merger-related expenses and an additional accrual related to the Nicor Gas performance-based rate (PBR) litigation issue, 2012 adjusted EPS was $2.46 per diluted share compared to $2.92 per diluted share for 2011.

The primary drivers of the year-over-year decline in adjusted EPS include:

•	Historically warmer-than-normal weather at the distribution operations and retail operations segments that resulted in an $0.18 reduction to EPS;
•	Mark-to-market changes on storage and transportation positions held at wholesale services that were $34 million lower than 2011, resulting in a reduction to EPS of $0.17;
•	Interest expense that was $48 million higher in 2012 than 2011; and
•	A higher number of diluted weighted-average shares outstanding in 2012 (117.5 million) vs. 2011 (80.9 million) as a result of the Nicor merger.
•	These factors were offset by reduced 2012 incentive compensation expense of $17 million pre-tax, which had a positive $0.09 impact on EPS.

Fourth quarter 2012 net income was $98 million, or $0.84 per basic and diluted share, compared to net income of $33 million, or $0.37 per basic and diluted share, reported for the same period last year. Excluding merger-related expenses and the additional PBR litigation accrual, adjusted EPS was $0.91 for the fourth quarter of 2012 and $0.94 per diluted share for the fourth quarter of 2011.

“Our financial performance in 2012 was weaker than expected due primarily to the record warm weather experienced across much of the country, as well as continued challenges in our unregulated businesses. On an operational basis, however, we continued our solid track record of cost-effectively maintaining and improving the safety and reliability of the pipeline systems across our seven regulated utilities,” said John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources.  “We have confidence in the strength of our regulated businesses as we move into 2013 and we will continue to seek further expense reduction and revenue growth opportunities across our utility operations. However, due to weak market fundamentals at many of our unregulated subsidiaries and persistent inflationary pressures across all of our businesses, we believe it is appropriate to reset baseline earnings expectations for 2013.  As such, our 2013 diluted earnings per share guidance ranges are $2.50 to $2.70 on a consolidated basis and $2.40 to $2.50 excluding wholesale services.”

2012 OPERATING SEGMENT RESULTS

Distribution Operations

The distribution operations segment, which consists of our seven utilities, contributed EBIT of $532 million in 2012, an increase of $120 million compared to EBIT of $412 million in 2011. The increase was primarily the result of increased EBIT from Nicor Gas of $105 million and increased revenues from regulatory infrastructure programs. In addition, excluding Nicor Gas, operating expenses were lower by $7 million due in part to reduced incentive compensation, because the company did not achieve corporate earnings targets. The previously described warmer–than-normal weather experienced in 2012 negatively affected EBIT in the distribution operations segment by $24 million, as did the $8 million additional accrual related to the Nicor PBR litigation.

During the fourth quarter of 2012, the distribution operations segment contributed EBIT of $158 million compared to EBIT of $127 million for the same period in 2011. As with the full year, the addition of Nicor Gas, increased revenue from regulatory infrastructure programs, reduced incentive compensation, warmer-than-normal weather and the additional PBR accrual were the drivers of quarterly performance.

Retail Operations

The retail operations segment, which includes the company’s retail commodity and services businesses, contributed EBIT of $116 million in 2012, an increase of $23 million compared to EBIT of $93 million in 2011. The increase was due primarily to the addition of Nicor’s retail businesses. In addition, margin at SouthStar improved as a result of lower transportation and gas costs and higher commercial asset optimization. These improvements are partially offset by a $9 million EBIT decline resulting from the warmer-than-normal weather experienced during 2012 as compared to the prior year.

During the fourth quarter of 2012, the retail operations segment contributed EBIT of $37 million, an increase of $8 million compared to $29 million for the same period in 2011. The increase was primarily a result of the addition of Nicor’s retail businesses and increased margins at SouthStar.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, reported an EBIT loss of $3 million in 2012, a decrease of $8 million compared to EBIT of $5 million in 2011. The results are primarily due to a $34 million reduction in the value of hedges on storage and transportation positions, partially offset by a decrease of $22 million in required lower-of-cost-or-market (LOCOM) inventory adjustments.

During the fourth quarter of 2012, the wholesale services segment contributed EBIT of $10 million compared to $14 million for the same period in 2011. Commercial activity increased $19 million compared to the fourth quarter of 2011 due in part to the absence of the Marcellus constraint issue that negatively impacted fourth quarter 2011 EBIT. Additionally, the higher commercial activity was driven by storage withdrawals. Sequent recorded hedge losses of $22 million during the fourth quarter of 2012 associated with its transportation positions, compared to transportation hedge gains of $11 million in the fourth quarter of 2011. Sequent recorded storage hedge gains of $20 million during the fourth quarter of 2012, compared to $30 million in the fourth quarter of 2011.

Sequent’s storage rollout schedule as of December 31, 2012 is $27 million on 51 billion cubic feet (Bcf) of natural gas inventory. This compares to $3 million at the same point last year. The rollout value is expected to be recognized as operating revenues in 2013 when projected withdrawals occur. This withdrawal schedule can change in response to changes in market conditions, including changes in forward NYMEX natural gas prices. In addition, Sequent expects $7 million of transportation hedge losses reported in 2012 to roll into 2013.

Midstream Operations

The midstream operations segment, consisting primarily of our natural gas storage facilities, contributed EBIT of $10 million in 2012 compared to EBIT of $9 million in 2011.

During the fourth quarter of 2012, the midstream operations segment contributed EBIT of $4 million, compared to $3 million for the same period in 2011.

Cargo Shipping

The cargo shipping segment contributed $8 million of EBIT in 2012 and $9 million during the fourth quarter compared to an immaterial amount for the 22 days following the close of the merger with Nicor for the period ending December 31, 2011.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for 2012 was $184 million, an increase of $48 million compared to $136 million in 2011.  The increase resulted from higher average debt outstanding, primarily the result of the additional long-term debt issued during 2011 in connection with the Nicor merger and the additional debt assumed following the closing of the merger transaction. In the fourth quarter of 2012, interest expense was $47 million, an increase of $3 million from the fourth quarter of 2011.

Income tax expense for 2012 was $164 million compared to $125 million in 2011. Income taxes for the fourth quarter of 2012 were $58 million, an $18 million increase compared to the fourth quarter of 2011. The increase for both periods was primarily due to higher consolidated earnings for 2012 relative to the prior year, due to the addition of Nicor’s businesses. The income tax rate was 37.7% for 2012.

2013 EARNINGS OUTLOOK

AGL Resources expects its consolidated 2013 earnings to be in the range of $2.50 to $2.70 per diluted share.  Excluding the wholesale services segment, the company expects diluted EPS to be in the range of $2.40 to $2.50.

Key assumptions for consolidated EPS guidance include:

•	Normal weather
•	Exclusion of mark-to-market impacts (applies to the consolidated range)
•	Interest expense of $190 million to $194 million
•	Pension expense of $56 million to $63 million, net of capitalizations
•	Average diluted shares outstanding of 118.5 million
•	Effective tax rate of 37.9%
•	Continued low volatility in natural gas prices
•	Successful implementation of regulatory infrastructure and rate programs
•	Approximate quarterly earnings contribution percentages:
o	Distribution: 1Q – 40%; 2Q – 15%; 3Q – 15%; 4Q – 30%
o	Retail: 1Q – 50%; 2Q – 10%; 3Q – 5%; 4Q – 35%
o	Cargo Shipping: Expected primarily in 4Q

Specific EBIT expectations for each segment are:

•	Distribution Operations: $530 million to $550 million
•	Retail Operations: $125 million to $135 million
•	Wholesale Services: $25 million to $35 million
•	Cargo Shipping: $10 million to $20 million
•	Midstream Operations: $(3) million to $3 million
•	Corporate: $(12) million to $(10) million

Unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2013 significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its fourth quarter and year-end 2012 results on February 6, 2013 at 9 a.m. Eastern Time. The conference call will be webcast, and can be accessed via the Investor Relations section of the company's Web site (www.aglresources.com), or by dialing 866.202.4683 if calling from the U.S., or 617.213.8846 if dialing from outside the U.S. (Passcode: 20801385).  A replay of the conference call will be available by dialing 888.286.8010 in the United States or 617.801.6888 outside the U.S. (Passcode: 99873302). A replay of the call also will be available on the Investor Relations section of the company's Web site for seven days following the call.

About AGL Resources
AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. As the nation’s largest natural gas-only distributor based on customer count, AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves more than 1.5 million retail customers through its SouthStar Energy Services joint venture and Nicor National, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean region. AGL Resources is a member of the S&P 500 Index. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II, statements regarding when we expect to recover our transportation hedge losses, when we expect to realize the economic value created by our storage-related business, our projected storage withdrawal schedule, our segment EBIT expectations for 2013 and our 2013 earnings outlook and related expectations and assumptions.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures, including the Nicor merger; the limits on natural gas pipeline capacity; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment and the current economic uncertainty; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; the outcome of litigation; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which include the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income and other income and expenses. Items that are not included in EBIT are income taxes and financing costs, including debt and interest expense, each of which the company evaluates on a consolidated basis.  The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share (EPS), which excludes expenses incurred with respect to the Nicor merger and expenses regarding an additional accrual for the Nicor Gas PBR litigation issue.  As the company does not routinely engage in transactions of the magnitude of the Nicor merger, and consequently does not regularly incur transaction and integration-related expenses of correlative size, the company believes presenting EPS excluding Nicor merger-related expenses provides investors with an additional measure of AGL Resources’ core operating performance. Additionally, the Company has excluded the additional accrual for the Nicor Gas PBR litigation issue as it was a one-time cost that is not expected to be recurring.  Details related to these adjustments are included in the management discussion and analysis section of the Annual Report on Form 10-K.  Examples of such expenses related to the merger and integration are: employee severance, relocation, consulting services, temporary labor and certain travel costs.

EBIT and adjusted EPS should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than net income attributable to AGL Resources Inc. or EPS as determined in accordance with GAAP. In addition, the company's EBIT adjusted EPS may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

AGL Resources Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
In millions, except per share amounts	2012	2011	Fav / (Unfav)	2012	2011	Fav / (Unfav)
Operating revenues (include revenue taxes of $23, and $86, for the three and twelve months in 2012 and $9, for the three and twelve months in 2011)	$1,218	$790	$428	$3,922	$2,338	$1,584
Operating expenses
Cost of goods sold	617	396	(221)	1,791	1,097	(694)
Operation and maintenance	246	150	(96)	921	501	(420)
Depreciation and amortization	105	60	(45)	415	186	(229)
Nicor merger expenses (1)	5	45	40	20	57	37
Taxes other than income taxes	42	21	(21)	165	57	(108)
Total operating expenses	1,015	672	(343)	3,312	1,898	(1,414)
Operating income	203	118	85	610	440	170
Other income	5	3	2	24	7	17
Earnings before interest and taxes	208	121	87	634	447	187
Interest expense, net	47	44	(3)	184	136	(48)
Earnings before income taxes	161	77	84	450	311	139
Income tax expense	58	40	(18)	164	125	(39)
Net income	103	37	66	286	186	100
Less net income attributable to the noncontrolling interest	5	4	(1)	15	14	(1)
Net income attributable to AGL Resources Inc.	$98	$33	$65	$271	$172	$99

Earnings per common share
Basic	$0.84	$0.37	$0.47	$2.32	$2.14	$0.18
Diluted	$0.84	$0.37	$0.47	$2.31	$2.12	$0.19

Weighted average shares outstanding
Basic	117.2	87.8	(29.4)	117.0	80.4	(36.6)
Diluted	117.7	88.4	(29.3)	117.5	80.9	(36.6)

(1)
Nicor merger expenses shown are related to O&M expense. Adjusted earnings per share reflecting merger costs for 2011 periods also include incremental debt issuance costs and interest expense related to financing the cash portion of the purchase consideration in advance of the merger closing date. For a more detailed explanation of merger costs, please refer to Note 3 of the AGL Resources Form 10-K as filed on February 6, 2013.

AGL Resources Inc. and Subsidiaries
EBIT Schedule
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
In millions, except per share amounts	2012	2011	Fav / (Unfav)	2012	2011	Fav / (Unfav)
Distributions operations	$158	$127	$31	$532	$412	$120
Retail operations	37	29	8	116	93	23
Wholesale services	10	14	(4)	(3)	5	(8)
Midstream operations	4	3	1	10	9	1
Cargo shipping	9	–	9	8	–	8
Corporate/other	(10)	(52)	42	(29)	(72)	43
Consolidated EBIT	208	121	87	634	447	187
Interest expenses, net	47	44	(3)	184	136	(48)
Income tax expense	58	40	(18)	164	125	(39)
Net income	103	37	66	286	186	100
Less net income attributable to the noncontrolling interest	5	4	(1)	15	14	(1)
Net income attributable to AGL Resources Inc.	$98	$33	$65	$271	$172	$99

Earnings per common share
Basic	$0.84	$0.37	$0.47	$2.32	$2.14	$0.18
Diluted	$0.84	$0.37	$0.47	$2.31	$2.12	$0.19

AGL Resources Inc. and Subsidiaries
Reconciliation of Earnings per Share to Adjusted Earnings per Share
 (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Basic earnings per share – as reported	$0.84	$0.37	$2.32	$2.14
Additional accrual for Nicor Gas PBR issue	0.04	0.00	0.04	0.00
Transaction costs of Nicor merger (per share)	0.03	0.57	0.11	0.80
Basic earnings per share – as adjusted	$0.91	$0.94	$2.47	$2.94

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Diluted earnings per share – as reported	$0.84	$0.37	$2.31	$2.12
Additional accrual for Nicor Gas PBR issue	0.04	0.00	0.04	0.00
Transaction costs of Nicor merger (per share)	0.03	0.57	0.11	0.80
Diluted earnings per share – as adjusted	$0.91	$0.94	$2.46	$2.92